Exhibit 10.1

ACCENTURE SCA

société en commandite par actions

Siège social: 46A, avenue J.F. Kennedy

L-1855 Luxembourg

R.C.S. Luxembourg B 79.874

STATUTS COORDONNES

au 16 novembre 2009

UPDATED ARTICLES OF ASSOCIATION

AS AT

16 NOVEMBER 2009

Article 1 - Form

There exists a partnership limited by shares (société en commandite par actions) under the name of Accenture SCA (hereinafter referred to as the “Company” or “Accenture SCA”) among Accenture plc, a public limited company organised under the laws of Ireland, being the general partner (associé - gérant commandité) (the “General Partner” or “Accenture plc”) of Accenture SCA, and the current limited shareholders (associés commanditaires) (the “Limited Shareholders”) of the Company and all those persons who shall become Limited Shareholders of the Company.

Hereinafter the Limited Shareholders and the General Partner will be referred to individually as a “Shareholder” and collectively as the “Shareholders”.

Article 2 - Term

The Company is incorporated for an unlimited period of time. However, the Company shall come to an end in the event of a resolution to dissolve the Company adopted at a general meeting of Shareholders deciding in compliance with the conditions of quorum and majority required for amendments to the articles of association of the Company (the “Articles of Association”). The Company shall not end in the event of the resignation, dissolution, bankruptcy or insolvency of the General Partner.

Article 3 - Purposes

The Company shall have as its business purpose the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities of any kind, and the ownership, administration, development and management of its participations and of its asset portfolio.

The Company may carry on any commercial, industrial and/or financial activity or maintain a commercial establishment open to the public. The Company may participate directly on indirectly in the establishment and development of any financial, industrial or commercial enterprises in Luxembourg and abroad and it may render them every assistance, whether of a financial nature or not, such as, without limitation, the granting of loans or advances, guarantees for their benefit or other forms of assistance. The Company may borrow in any form and proceed to the issuance of bonds and notes whether or not convertible or exchangeable in shares of the Company or into shares of other companies.

The Company may enter into and perform under global alliances and marketing arrangements and any other contracts aimed at promoting and furthering the development and the operation of the Accenture group, including but not limited to actions involving or relating to staff of any and all affiliated group companies.

In general, it may take any controlling and supervisory measures and carry out any operation which it may deem useful for the accomplishment and development of its purposes.

Article 4 - Registered office

The registered office of the Company is established in Luxembourg City, Grand Duchy of Luxembourg. The General Partner may establish branches or other offices either in Luxembourg or abroad.

In the event that the General Partner determines that extraordinary political, economic or social developments have occurred or are imminent that interfere or are likely to interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg partnership limited by shares.

Article 5 - Capital

The Company has a subscribed, issued and fully paid nominal share capital of EUR 1,311,290,080 (one billion three hundred and eleven million two hundred and ninety thousand eighty Euro) divided into 1 (one) unlimited share (action de commandité) held by the General Partner and having a par value of one Euro and twenty-five cents (EUR 1.25) and 1,049,032,063 (one billion forty-nine million thirty-two thousand sixty-three) limited shares (actions de commanditaires) held by the Limited Shareholders having a par value of one Euro and twenty-five cents (EUR 1.25) each representing an aggregate number of 1,049,032,064 (one billion forty-nine million thirty-two thousand sixty-four) Class I Common Shares (the “Shares”).

The Class I Common Shares are redeemable shares in accordance with the terms of article 49-8 of the law of August 10, 1915, on commercial companies, as amended (the “Law”), and the redemption features laid down in Articles 7 and 8 hereof and the disposal features laid down in Articles 6 and 8 hereof shall apply thereto.

An extraordinary meeting of Shareholders, resolving in the manner required for the amendment of these Articles of Association, and with the consent of the General Partner, may increase or reduce the subscribed and issued capital.

Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of 16 November 2009, and expiring on the fifth anniversary of such date, by issuing Shares representing such whole or partial increase of the capital up to the total amount of the Authorised Share Capital (as defined hereafter) and for the number of Shares being the object of the authorisation. The General Partner shall accept, to the extent required, subscriptions for such Shares.

The authorised capital of the Company is set at EUR 50,000,000,000 (fifty billion Euro) (the “Authorised Share Capital”) consisting of 40,000,000,000 (forty billion) Class I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each.

The General Partner is authorised and empowered for a period of five (5) years starting on 16 November 2009 to issue Class I Common Shares from time to time in one or several series bearing different numbers or letters in order to identify them.

The authorisation granted to the General Partner includes the authorisation to issue Shares to itself.

The General Partner is authorised and empowered for the same period of five (5) years starting on 16 November 2009 to determine the conditions attaching to any subscription of Shares and to determine the amount of issue premium (if any) which will have to be paid, and it may, from time to time, effect such whole or partial increase upon the conversion of any net profit of the Company into capital and the attribution of fully-paid Shares to Shareholders.

In connection with the authorisation to increase the capital of the Company given to the General Partner up to the amount of the Authorised Share Capital and in compliance with the terms of article 32-3(5) of the Law, the General Partner is authorised, at its discretion, to waive entirely or partially or to limit, or to set the conditions in respect of any preferential subscription rights of the then existing Shareholders of the Company.

The General Partner is further authorised to cause the Company to issue warrants, convertible bonds or assimilated instruments or bonds with warrants or subscription rights or to issue any financial instruments convertible into Shares under the terms and conditions to be set by the General Partner.

Each time the General Partner shall act to render effective the increase of capital, as authorised, Article 5 of the Articles of Association of the Company shall be amended so as to reflect the result of such action and the General Partner shall take or authorise any person to take any necessary steps for the purpose of the recording and publication of such increase and such amendment.

The Company recognises only one holder per Share; in case a Share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that Share until one person is appointed or designated by the joint holders as the sole owner in relation to the Company.

The Shares of the Company are and they continue to stay in registered form. The Shares are not certificated, but a certificate (certificat d’inscription nominative) witnessing the registration of the relevant Shareholder in the share register of the Company and the number of Shares held by it shall be issued by the Company on request of the Shareholder.

A share register shall be kept at the registered office of the Company and, to the extent the General Partner shall so decide, with a transfer agent and registrar. Such register shall set forth the name of each Shareholder, its residence or elected notice address, the number of Shares held by it, the amounts paid in on each such Share, the transfers of Shares and the dates of such transfers.

Unpaid amounts, if any, on issued and outstanding Shares may be called at any time at the discretion of the General Partner, provided however that calls shall be made on all the Shares in the same proportion and at the same time. Any sum, the payment of which is in arrear, automatically attracts interest in favour of the Company at the rate of ten per cent (10%) per year or such other rate as may be determined by the General Partner from time to time calculated from the date when the payment was due until the date of the actual payment.

Article 6 - Transfer of Shares

Except for a Transfer taking the form of a redemption made pursuant to Article 7 or a Transfer to Accenture plc or a subsidiary thereof, no Transfer of Class I Common Shares of the Company by a Limited Shareholder shall be made unless the General Partner shall have given its prior approval to a contemplated Transfer. As used in this Article 6, the term “Transfer” shall have the same meaning as set forth below.

Except for a Transfer taking the form of a redemption made pursuant to Article 7 or a Transfer to Accenture plc or a subsidiary of Accenture plc, if a Limited Shareholder wants to Transfer all or part of its Class I Common Shares or of all or part of the rights attached thereto, in any form whatsoever, it must submit an application beforehand to the Company by any means approved by the General Partner. A Transfer application shall contain the name of the contemplated transferee, the contemplated sale price or consideration as well as any other relevant information. The decision of the Company will be made known to the applicant as soon as reasonably practicable after it shall have been taken. The Company’s decision in respect of the application must be made known to the Limited Shareholder by any means approved by the General Partner.

Any Transfer not made in compliance with the terms of these Articles of Association shall, with respect to the Company, be deemed to be null and void.

Requests for Transfers to the Company’s subsidiaries may be made in accordance with procedures to be approved by the General Partner, provided that any transferee, which is a subsidiary of the Company, shall retain the right, in its sole discretion, to separately refuse such request for Transfer.

“Transfer” shall mean (i) any sale, transfer, pledge, hypothecation, redemption or other disposition, whether direct or indirect, whether or not for value, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company or, as the case may be, (ii) any act of selling, transferring, pledging, hypothecating, redeeming, disposing in any of the circumstances set out under item (i).

Article 7 - Redemption of Shares

Subject to any contractual restrictions on Transfer by a holder set forth in any contract or agreement to which the Company or any of its affiliates is a party, Class I Common Shares shall be redeemable for cash at the option of the holder by giving irrevocable notice of an election for redemption to the Company.

At the initiative of the General Partner, the Company is authorised to redeem any Class I Common Share or any series held by any Limited Shareholder that becomes a Limited Shareholder after May 31, 2001 (or such other date that the Supervisory Board shall declare to be the date of the consummation of the Accenture group of companies’ transition to a corporate structure) (a “Subsequent Limited Shareholder”) for Accenture plc Class A Ordinary Shares if the Company receives a satisfactory opinion from an internationally recognized counsel or professional tax advisor that such redemption should be tax-free with respect to such Subsequent Limited Shareholder. If the redemption of the Class I Common Share will be done in the context of or accompanied by a share capital reduction of the Company or a cancellation of Shares, the redemption must in addition be approved by a resolution at a meeting of Shareholders passed by a two-thirds majority of those present and voting, including the consent of the General Partner.

The redemption price for a Class I Common Share to be paid in Accenture plc Class A Ordinary Shares shall equal a number of Accenture plc Class A Ordinary Shares equal to the Valuation Ratio (as defined in Article 24). The redemption price for a Class I Common Share to be paid in cash shall equal the Valuation Ratio multiplied by the Market Price of an Accenture plc Class A Ordinary Share (as defined in Article 24) as of either (i) the United States trading day (as defined in Article 24) on which the Company receives a notice of an election for redemption with respect to such Class I Common Share if such notice is received prior to the close of trading of Accenture plc Class A Ordinary Shares on the New York Stock Exchange or any other exchange on which they may be listed from time to time or (ii) the United States trading day immediately following the United States trading day on which the Company receives a notice of an election for redemption with respect to such Class I Common Share (if such notice is received after the close of trading of Accenture plc Class A Ordinary Shares on the New York Stock Exchange or any other exchange on which they may be listed from time to time).

Notwithstanding the foregoing, at the option of the Company represented by the General Partner, the redemption price payable to any Subsequent Limited Shareholder in connection with any redemption under this Article 7 may be paid in cash or in kind and notably, without limitation, in Accenture plc Class A Ordinary Shares and any holder, including, for the avoidance of doubt, the General Partner, and the Company may agree that the Company may redeem such holder’s or part of such holder’s Class I Common Shares for different consideration or for consideration determined differently.

Notwithstanding anything to the contrary, a holder of Class I Common Shares shall not be entitled to have Class I Common Shares redeemed or Transferred to the Company or to Accenture plc or any subsidiary thereof, and the Company shall have the right to refuse to honor any request for redemption of Class I Common Shares, (i) at any time or during any period, including, without limitation, a “blackout period”, if the Company determines, based on the advice of counsel (which may be inside counsel), that there is material non-public information that may affect the Average Price Per Share (as defined below) at such time or during such period, (ii) if such redemption would be prohibited under applicable law or regulation (in each case regardless of whether the redemption price is payable in Accenture plc Class A Ordinary Shares, cash or other consideration) or (iii) from the date of the announcement of a tender offer by the Company or any of its affiliates for Class I Common Shares, or any securities convertible into, or exchangeable or exercisable for, Class I Common Shares, until the expiration of ten United States business days after the termination of such tender offer, provided that nothing in this clause (iii) shall preclude any holder of Class I Common Shares from tendering Class I Common Shares in any such tender offer.

The Company may adopt reasonable procedures for the implementation of the redemption provisions set forth in this Article 7, including, without limitation, procedures for the giving of notice of an election for redemption.

Article 8 - Transfer Restrictions Applicable to Shares

Each Shareholder who is an employee of the Company or any of its subsidiary or associated companies will comply with any restrictions on Transfer relating to Class I Common Shares imposed by the Company pursuant to the Company’s insider trading policies from time to time and notified to such Shareholder from time to time.

Article 9 - Liability of Shareholders

The Limited Shareholders are only liable up to the amount of their capital contribution made to the Company.

The General Partner’s liability is and shall be unlimited.

Article 10 - Meetings of Shareholders

The annual general meeting of Shareholders shall be held, in accordance with Luxembourg law, in Luxembourg at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting, on November 15 at 12:00 noon. If such day is not a Luxembourg business day, the annual general meeting shall be held on the next following Luxembourg business day.

Other meetings of Shareholders may, subject to applicable law, be held at such place and at such time as may be specified by the General Partner in the respective notices of meeting.

For the purposes of the Articles of Association, a “Luxembourg business day” shall mean a day on which banks are ordinarily open for business in the City of Luxembourg, Luxembourg.

Article 11 - Notice, quorum, proxies, majority

The notice periods and quorum rules required by the Law shall apply with respect to the meetings of Shareholders of the Company, as well as with respect to the conduct of such meetings, unless otherwise provided herein.

Each Share is entitled to one vote. A Shareholder may act at any meeting of Shareholders by appointing another person in writing (whether in original or by telefax, cable, telegram or telex), whether a Shareholder or not, as its proxy.

Except as otherwise required by law or by these Articles of Association, resolutions at a meeting of Shareholders will be passed by a simple majority of those Shares represented and voting at the meeting and with the consent of the General Partner.

The following matters shall require a quorum (if and when required as a matter of the Law) of half of the Company’s issued and outstanding Shares and a two-thirds majority vote of those Shares represented and voting at the meeting:

(i) amendment of these Articles of Association;

(ii) dissolution and the liquidation of the Company;

(iii) setting of the authorised share capital and the authorisation given to the General Partner to increase the Company’s share capital within the limits of the authorisation;

(iv) decrease of the Company’s share capital; and

(v) sale of all or substantially all of the Company’s assets.

The following matters shall require a unanimous resolution of all the Shareholders of the Company:

(i) the redomestication of the Company (i.e. its migration) by the change of the nationality of the Company; and

(ii) the assessment of the Shareholders.

Article 12 - Convening notice

Shareholders’ meetings shall be convened by the General Partner or by the Supervisory Board, if any, pursuant to a notice setting forth the agenda and sent by registered mail at least eight days prior to the meeting to each Shareholder at the Shareholder’s notice address on record or, failing which, its residence address on record in the share register of the Company or by two publications in each of the Luxembourg press and in the Luxembourg Official Gazette (Mémorial), whereby the first publication shall be made so that the second publication shall be made at least eight days prior to the meeting and with there being at least an eight-day interval between the first and the second publications for the meeting.

If all the Shareholders are present or represented at a meeting of Shareholders, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

The General Partner may determine all reasonable conditions that must be fulfilled by Shareholders for them to participate in any meeting of Shareholders.

Article 13 - Powers of the meeting of Shareholders

Any regularly constituted meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. The meeting of Shareholders may resolve on any item only with the consent of the General Partner.

Article 14 - Management

The Company shall be managed by the General Partner who shall be the liable partner (associé - gérant commandité) and who shall be personally, jointly and severally liable with the Company for all liabilities which cannot be met out of the assets of the Company.

The General Partner is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interest which are not expressly reserved by the Law or by these Articles of Association to the meeting of Shareholders or to the Supervisory Board, if any.

The General Partner shall have the sole authority to institute and direct court proceedings and to negotiate, settle and compromise disputes on behalf of the Company and may delegate this authority to such persons or committees as it may designate.

The General Partner shall have the power on behalf and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable or useful or incidental thereto. Except as otherwise expressly provided, the General Partner has, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers necessary or convenient to carry out the purposes of the Company.

Article 15 - Authorised signature

The Company shall be bound by the corporate signature of the General Partner as made by the individual or joint signatures of any other persons to whom authority shall have been delegated by the General Partner as the General Partner shall determine in its discretion.

Article 16 - Remuneration of General Partner; Expenses

The General Partner shall receive no remuneration from the Company for its duties. To the largest extent permitted by applicable law, the Company shall bear, and reimburse for, the costs and expenses incurred by the General Partner resulting from the performance of its duties and/or actions taken on behalf of and/or for the benefit of the Company and may make advances to the General Partner in connection therewith (including, without limitation, losses, damages and defense costs resulting from actual or threatened third party claims).

Article 17 - Supervisory Board/External Auditor

The affairs of the Company and its financial situation including particularly its books and accounts shall be supervised by a supervisory board composed of at least three board members (herein referred to as the “Supervisory Board”). However, if instead of a Supervisory Board an external auditor (réviseur d’entreprises) shall be proposed by the General Partner and appointed by a simple majority vote of the general meeting of Shareholders amongst the members of the Institut des réviseurs d’entreprises for the duration of and in accordance with the terms of a service agreement to be entered from time to time in order to audit the Company’s annual accounts in accordance with applicable Luxembourg law, no Supervisory Board shall be elected by the general meeting of the Shareholders.

The Supervisory Board, if any, shall be elected by a simple majority vote of the general meeting of Shareholders for a maximum term of six years, which shall be renewable.

The general meeting of Shareholders shall determine the remuneration, if any, of the Supervisory Board, if a Supervisory Board is elected.

The Supervisory Board, if any, shall be convened by its chairman (as appointed by the Supervisory Board, if any, from the Board members) or by the General Partner.

Written notice of any meeting of the Supervisory Board, if any, shall be given to all members of the Supervisory Board, if any, with at least eight days prior notice, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of the meeting. This notice may be waived by the consent in writing, whether in original or by cable, telegram, telefax or telex of each member. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the Supervisory Board, if any. If all the members of the Supervisory Board, if any, are present or represented at a meeting of Supervisory Board, if any, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Any member may act at any meeting of the Supervisory Board, if any, by appointing in writing, whether in original or by cable, telegram, telex, telefax or other electronic transmission another member as his proxy.

The Supervisory Board, if any, can deliberate or act validly only if at least the majority of its members are present or represented. Resolutions shall be approved if taken by a majority of the votes of the members present or represented at such meeting. Resolutions may also be taken in one or several written instruments signed by all the members.

No member of the Supervisory Board, if any, shall be liable in respect of any negligence, default or breach of duty on his own part in relation to the Company and each member of the Supervisory Board, if any, shall be indemnified out of the funds of the Company against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office; provided that this exemption from liability and indemnity shall not extend to any matter which would render them void pursuant to Luxembourg law.

Article 18 - Accounting year; Accounts

The accounting year of the Company shall begin on 1st September and it shall terminate on 31st August of each year.

The accounts of the Company shall be stated in Euro and/or United States Dollars or in any other functional currency as decided by the General Partner.

Article 19 - Allocation of profits

From the annual net profits of the Company, five per cent (5%) shall be allocated to the legal reserve as required by the Law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the nominal issued share capital of the Company as stated in Article 5 hereof as increased or reduced from time to time.

The General Partner shall determine how the annual net profits shall be disposed of, and it shall decide to pay dividends from time to time, as it, in its discretion, believes to suit best the corporate purpose and policy of the Company. A general meeting of Shareholders shall have to approve the General Partner’s decision to pay dividends as well as the profit allocation proposed by the General Partner.

Dividends may be paid in Euro or in United States Dollars or in any other currency determined by the General Partner and they may be paid at such places and times as shall be determined by the General Partner.

The General Partner may decide to pay interim dividends under the conditions and within the limits laid down in the Law. According to the provisions of the Law, the General Partner may proceed to the payment of interim dividends not more than two months after the date at which interim accounts have been made up in that respect. The payment of dividends, if fully or partially drawn from distributable reserves, whether or not the premium reserve, requires the prior authorisation of a general meeting of Shareholders. Such authorisation can be given for a specific event and a specific transaction or be a general authorisation and cover a number of transactions or cover a certain period of time.

Article 20 - Dissolution and liquidation

The Company may be voluntarily dissolved by a resolution passed at a general meeting of Shareholders with the consent of the General Partner.

The liquidation shall be carried out by one or several liquidators (who may be physical persons or legal entities) named by a general meeting of Shareholders which shall also determine their powers and their remuneration.

Each holder of Shares of the Company shall be entitled (to the extent of the availability of funds or assets in sufficient amount), to the repayment of the nominal share capital amount corresponding to its Share holdings.

Article 21 - Amendments

These Articles of Association may be amended from time to time by a general meeting of Shareholders, subject to the quorum and majority requirements provided by the laws of Luxembourg, and subject to the consent of the General Partner.

Article 22 - Tax Matters

The General Partner may, in its sole discretion, make any tax elections with respect to the Company, provided that the General Partner reasonably determines that any such election would not have an adverse tax impact on any Shareholder.

Article 23 - Applicable law

All matters not governed by these Articles of Association shall be determined by application of the provisions of Luxembourg law, and, in particular, of the Law.

Article 24 - Definitions

The “Average Price Per Share” as of any day shall equal the average of the high and low sales prices of Accenture plc Class A Ordinary Shares as reported on the New York Stock Exchange (or if the Accenture plc Class A Ordinary Shares are not listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or if the Accenture plc Class A Ordinary Shares are not listed or admitted to trading on the American Stock Exchange, on the Nasdaq National Market, or if the Accenture plc Class A Ordinary Shares are quoted on the Nasdaq National Market, on the over-the-counter market as furnished by any nationally recognized New York Stock Exchange member firm selected by Accenture plc for such purpose), net of customary brokerage and similar transaction costs as determined with respect to the Company and by the Company.

The “Market Price of an Accenture plc Class A Ordinary Share” as of any day shall equal the Average Price Per Share as of such day, unless Accenture plc sells (i.e. trade date) shares of its Class A Ordinary Shares on such day for cash other than in a transaction with any employee or an affiliate and other than pursuant to a preexisting obligation; in which case the “Market Price of an Accenture plc Class A Ordinary Share” as of such day shall be the weighted average sale price per share, net of brokerage and similar costs.

A “United States business day” shall mean a day other than a Saturday, Sunday or United States federal holiday and shall consist of the time period from 12:01 am through 12:00 midnight (Eastern time).

A “United States trading day” shall mean a day on which Accenture plc Class A Ordinary Shares are traded on the New York Stock Exchange or any other exchange on which they may be listed from time to time.

The “Valuation Ratio” at any time shall equal 1.00, provided that the Valuation Ratio shall be subject to adjustment from time to time pursuant to the following provisions of this Article 24. If at any time:

(i) Accenture plc acquires or otherwise holds more than a de miminis amount of assets other than:

(a) its shareholding in the Company,

(b) any direct or indirect interest in its own shares (provided that such shares would not be treated as an asset of Accenture plc on a consolidated balance sheet of Accenture plc prepared in accordance with generally accepted accounting principles in the United States of America) or

(c) any assets that it holds only transiently prior to contributing or loaning such assets to the Company (provided that any such transiently held assets are so contributed or loaned prior to the end of the then current fiscal quarter of Accenture plc),

(ii) Accenture plc incurs or otherwise is liable for more than a de miminis amount of liabilities other than any liability for which it is the obligee under a corresponding liability of the Company or

(iii) circumstances otherwise require,

then

(1) the General Partner shall promptly inform the Supervisory Board, if any, and those members of the Supervisory Board, if any, that are also Limited Shareholders (in such capacity, the “Limited Shareholders Committee”) of such fact,

(2) the General Partner shall provide the Limited Shareholders Committee with such other information, including financial information or statements, as the Limited Shareholders Committee may reasonably require in connection with the determinations contemplated by the following clause (3) of this sentence and

(3) each of the General Partner and the Limited Shareholders Committee shall use their best efforts to promptly:

(x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture plc Class A Ordinary Share and a Class I Common Share and

(y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture plc or otherwise and whether a process for a one-time adjustment or recurring adjustments).

If the General Partner and the Limited Shareholders Committee determine that an adjustment in the Valuation Ratio is so required and determine a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. If no agreement can be reached promptly (but in any event within 45 days) between the General Partner and the Limited Shareholders Committee as to whether any such adjustment is so required or as to a process for equitable adjustment, then the General Partner and the Limited Shareholders Committee shall choose an independent arbitrator (which may be a leading international investment bank) who is a recognized expert in the field of company valuation to (x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture plc Class A Ordinary Share and a Class I Common Share and (y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture plc or otherwise and whether a process for a one-time adjustment or recurring adjustments). If the arbitrator determines that an adjustment in the Valuation Ratio is so required and determines a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. Notwithstanding the foregoing, in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then the Limited Shareholders Committee referred to herein shall refer to a committee of at least three Limited Shareholders appointed by the General Partner.

If Accenture plc:

(i) pays a dividend or makes a distribution on its Accenture plc Class A Ordinary Shares in Accenture plc Class A Ordinary Shares,

(ii) subdivides its outstanding Accenture plc Class A Ordinary Shares into a greater number of shares,

(iii) combines its outstanding Accenture plc Class A Ordinary Shares into a smaller number of shares,

(iv) makes a distribution on its Accenture plc Class A Ordinary Shares in shares of its share capital other than Accenture plc Class A Ordinary Shares or

(v) issues by reclassification of its Accenture plc Class A Ordinary Shares any shares of its share capital,

then the Valuation Ratio in effect immediately prior to such action shall be adjusted so that the holder of Class I Common Shares thereafter redeemed may receive the redemption price or number of shares of share capital of Accenture plc, as the case may be, which it would have owned immediately following such action if it had redeemed immediately prior to such action (after taking into account any corresponding action taken by the Company).

In the event of any business combination, amalgamation, restructuring, recapitalization or other extraordinary transaction directly or indirectly involving Accenture plc or any of its securities or assets as a result of which the holders of Accenture plc Class A Ordinary Shares shall hold voting securities of an entity other than Accenture plc, the terms “Accenture plc Class A Ordinary Shares” and “Accenture plc” shall refer to such voting securities formerly representing or distributed in respect of Accenture plc Class A Ordinary Shares and such entity, respectively.